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                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                This AGREEMENT (the "Agreement"), is made as of the 3rd day of October, 2001 (the "Effective Date"), among Global Crossing Ltd., a Bermuda corporation ("GX"), Asia Global Crossing Ltd., a Bermuda corporation ("AX"), and John J. Legere ("Executive").

                For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GX, AX and Executive hereby agree as follows:

                1. EMPLOYMENT.

                Subject to the terms and conditions hereinafter contained, GX hereby employs Executive and Executive accepts the employment by GX.

                (a) During the Term (as defined below), Executive shall hold the title of Chief Executive Officer ("CEO") of GX and Director of GX, shall be the most senior officer of GX, other than the Chairman of GX (the "Chairman"), and shall have those powers and duties normally associated with the position of CEO and such other powers and duties consistent with such position as may be prescribed by the Board of Directors of GX (the "Board"). Executive shall be appointed as a Director of GX effective as of the date of Executive's appointment as CEO of GX. During the Term, Executive shall report directly to the Chairman and the Board in carrying out his responsibilities under this Agreement. Executive's principal business locations shall be at GX's executive offices in Los Angeles, California, and at GX's principal executive offices to be established at a mutually agreed-upon location in New York/New Jersey as to which Executive's consent shall not be unreasonably withheld.

                (b) In addition to his positions at GX, consistent with the employment agreement between Executive and AX, dated February 12, 2000, as amended (the "AX Employment Agreement"), Executive shall continue to hold the titles of CEO of AX and Director of AX; provided that, at such time, if any, as AX becomes more than 80% owned or controlled by, or an integrated division of, GX (the consummation of such event being referred to herein as the "Transition Date"), the Board of Directors of AX may, in its discretion, terminate the AX Employment Agreement (such termination being referred to herein as a "Transition Termination"). Upon any termination of Executive's employment with AX, he shall recommend to the AX Board his successor as Chief Executive Officer of AX. Except as expressly provided herein or amended hereby, until the occurrence of a Transition Termination, the AX Employment Agreement, and the executive compensation and other compensation and benefit arrangements established pursuant thereto, including, without limitation, the AX Change in Control Agreement, as hereinafter defined, shall continue in full force and effect, and shall be independent obligations of AX, and Executive shall continue to report to the Chairman of AX and the Board of Directors of AX (the "AX Board") in carrying out his responsibilities under the AX Employment Agreement. The term of the AX Employment Agreement shall be deemed extended by this Agreement so that it continues in accordance with its terms until the earlier of a Transition Termination or, unless otherwise provided herein, the termination of this Agreement in accordance with its terms. Following any such



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termination, AX shall have no further obligations under the AX Employment
Agreement, other than with respect to AX liabilities or obligations arising thereunder, or under related AX agreements, (i) for indemnification as a result of acts occurring during, (ii) for payments of compensation or benefits due for, or (iii) under grants or awards entered into during, the period ended on or prior to the Transition Date (collectively, "Continuing Obligations"); provided that Continuing Obligations shall not include any AX liabilities or AX obligations that are assumed by another party, except to the extent otherwise specifically provided hereunder or under any related agreement. Following the Transition Date, Executive shall not be deemed to have terminated his employment with AX for purposes of any AX stock option agreement until such time as he has terminated his employment with GX. AX shall not in any event be relieved from liability for satisfaction of the Continuing Obligations until such time as they have been discharged in full.

                (c) During the Term, all executive officers of GX other than the Chairman and the Co-Chairman, and all executive officers of AX other than the Chairman and the Co-Chairman, shall report to Executive.

                (d) Executive shall faithfully serve GX and AX to the utmost of his ability and shall use his best efforts to promote the interests of GX and AX and shall devote all of his time and attention during the normal working hours of GX and AX (and, for no further remuneration, during such additional hours as shall be necessary for the proper performance thereof) to the said duties, except insofar as he has the consent of the GX Board (in the case of GX) or the AX Board (in the case of AX) in writing to do otherwise. Time devoted by Executive in the reasonable exercise of his discretion to AX matters shall not be treated by GX as inconsistent with or in breach of Executive's obligations to GX under this Agreement. Executive's obligation to devote full time services under the AX Employment Agreement shall be deemed modified to the extent Executive performs the services required of him under this Agreement. The foregoing shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, subject to Board approval, from serving on the boards of directors of other entities, as long as none of such activities, investments and service materially interfere or conflict with Executive's responsibilities to GX or compete, directly or indirectly, with GX or its affiliates. This
Section 1(d) supersedes Section 1(b) of the AX Employment Agreement in its entirety.

                (e) Executive shall comply with such directives and manuals as GX may issue from time to time to its officers and executives.

                2. TERM.

                Subject to the provisions of Section 7 below, the term of this Agreement (the "Term") shall be 3 years, commencing on the Effective Date. Subject to Section 7 below, the Term and provisions of this Agreement shall automatically extend for an additional one-year period first on the date which is 6 months prior to the third anniversary (the "Extension Date"), and on each subsequent anniversary of the Extension



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Date thereafter, unless either party notifies the other in writing at least 6 months prior to the applicable anniversary of the Extension Date that the Term shall not be so extended. Upon such notice of non-extension, Executive's employment hereunder shall terminate on the close of business on the day immediately preceding the applicable anniversary.

                3. REMUNERATION. Prior to a Transition Termination, Executive shall continue to receive compensation pursuant to, and in accordance with, the terms of the AX Employment Agreement, which are incorporated herein by reference. However, all cash compensation payable under Section 3(a) and 3(c) hereof during or with respect to the period from the Effective Date until the date of a Transition Termination, to the extent properly allocable to such period, shall be offset by cash compensation actually paid by AX pursuant to the AX Employment Agreement. Following the Effective Date, the AX Employment Agreement shall no longer confer on Executive any rights in respect of new grants or awards under AX executive compensation or other incentive compensation plans or arrangements (except to the extent contemplated in the immediately following two sentences), and Executive shall commence participation in the GX welfare and insurance benefit arrangements, and cease participation in the AX welfare and insurance benefit arrangements (other than indemnification and directors' and officers' liability arrangements, which shall continue in effect for as long as Executive serves as an officer or director of AX), on or as soon as practicable after the Effective Date, so that there is no duplication or loss of coverage. Cash compensation required to be paid under this Agreement and the AX Employment Agreement, including, without limitation, salary, bonus and amounts due in respect of forgiveness, gross up and tax withholding obligations under the loan described in Section 3(g) below, may be allocated between AX and GX and paid as determined by the respective Compensation Committees of AX and GX after taking into consideration the time commitment of Executive to each of the two companies and such other factors as such committees shall deem appropriate; provided, however, that any liabilities under either employment agreement, or any under any related AX or GX compensation plan or agreement, which are not paid and effectively discharged for any reason when due, shall be continuing obligations of the applicable employer obligor until its respective obligations, including gross up and tax withholding obligations, have been discharged in full. The AX Compensation Committee may in its sole discretion grant to Executive equity incentive compensation awards in the future; provided that nothing herein shall prevent each of the AX Compensation Committee and the GX Compensation Committee from taking into account awards granted by the other prior to the granting of any such award.

                (a) BASE SALARY. GX agrees to pay and Executive agrees to accept as compensation for the services rendered by Executive during his employment hereunder an annualized salary of $1,100,000 ("Base Salary") less withholding taxes and other amounts required by applicable laws, to be paid in semi-monthly installments.

                (b) SIGNING BONUS. On the date on which this Agreement is executed, GX shall pay Executive a signing bonus (the "Signing Bonus"), by wire transfer in readily available US federal funds, in the net after-tax amount of $3,500,000.



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                (c) ANNUAL BONUS. Executive's annual bonus for 2001 shall be determined under the AX annual incentive plan in accordance with the performance criteria and bonus opportunity previously established for and communicated to Executive. Executive shall be eligible to receive an annual bonus ("Annual Bonus") in accordance with GX's annual incentive plan beginning with the bonus payable in respect of the fiscal year of GX commencing January 1, 2002. The amount of the Annual Bonus shall be determined based upon the achievement of established performance goals which, to the extent related to corporate goals, shall be the same for Executive as other members of GX's senior executive team, and to the extent related to individual goals, shall be as determined by the Compensation Committee of the Board (the "Compensation Committee"). Upon achievement of performance goals at target level, Executive shall receive an Annual Bonus equal to 125% of Base Salary, with scaling of Annual Bonus in accordance with plan parameters based on performance above or below target performance.

                (d) GX STOCK OPTIONS. On the date hereof, Executive shall be granted options to purchase 5,000,000 shares of GX common stock (the "GX Stock Options") at an exercise price per share equal to the average of the closing prices of GX common stock on the New York Stock Exchange ("NYSE") during the ten consecutive NYSE trading days commencing with September 27, 2001. GX represents that all necessary approvals for such grant have been obtained prior to the execution of this Agreement. The GX Stock Options shall vest and become exercisable as follows: one-third (1/3) immediately on the date of grant, one-third (1/3) on the first anniversary of the Effective Date, and the final one-third (1/3) on the second anniversary of the Effective Date. The GX Stock Options shall be subject to additional terms and conditions, not inconsistent with this Agreement, as may be determined by the Compensation Committee; provided, however, that Executive's prior approval shall be required for any terms and conditions which are less favorable to Executive than the terms and conditions of GX's 1998 Stock Incentive Plan (the "Incentive Plan") and standard form Non-Qualified Stock Option Agreement, copies of which have been heretofore filed with the Securities and Exchange Commission and are incorporated herein by reference. Following the initial grant, Executive shall be eligible to receive future annual grants on a basis consistent with customary practice for other senior executives of GX.

                (e) AX STOCK OPTIONS. AX, GX and Executive agree, and in approving this Agreement, the Compensation Committee of the AX Board and the Compensation Committee agree, that notwithstanding any authority granted to either such committee under any AX or GX stock option plan currently in effect or hereinafter established, or under any of Executive's AX stock option agreements, all such options held by Executive on the Effective Date to purchase shares of AX common stock (the "AX Stock Options") will be converted, as of the Transition Date, to options to acquire shares of GX common stock on a value equivalent basis and in a manner consistent with customary option conversion practices. Following such conversion, except as otherwise specifically provided herein, converted AX Stock Options shall continue to vest at the same times, and shall otherwise be subject to the same terms and conditions as applied to the AX Stock Options immediately prior to such conversion.



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                (f) CHANGE IN CONTROL OF GX. Executive is currently a party to a
Change in Control Agreement with AX (the "AX Change in Control Agreement"). Contemporaneously with the execution of this Agreement, Executive and GX shall enter into a Change in Control Agreement (the "GX Change in Control Agreement"). Notwithstanding anything herein or in the AX or GX Change in Control Agreements to the contrary, (i) in the event of a substantially simultaneous "Change in Control" under both agreements, Executive shall in no event be entitled to duplication of benefits provided under such agreements, and (ii) Executive shall not be entitled to Change in Control benefits solely because of the consummation of a transaction between GX and AX unless it involves an independent event that is otherwise treated as a Change in Control under the applicable Change in Control Agreement.

                (g) AX LOAN.

                        (i) Pursuant to Section 3(e) of the AX Employment Agreement, Executive and AX are parties to a promissory note in the amount of $15,000,000 (the "Promissory Note"). In accordance with the Second Amendment to the AX Employment Agreement, AX has agreed to provide Executive with a gross-up payment in an amount necessary to cover all taxes on imputed interest income arising out of the Promissory Note. In addition, pursuant to Section 2 of the Promissory Note, AX has forgiven $5,000,000 in principal on February 1, 2001.

                        (ii) As of the Effective Date, Section 2 of the Promissory Note is hereby amended to modify the schedule of forgiveness of the remaining $10,000,000 of principal such that $5,000,000 of principal shall be forgiven on October 1, 2002 and $5,000,000 of principal shall be forgiven on February 1, 2003, provided Executive is employed by either AX or GX on the applicable date. In addition, at such times as are provided in the following sentence, GX shall pay Executive an additional amount (a "Tax Indemnity Payment") sufficient to cover all applicable foreign, federal, state and local taxes, including, without limitation, all income and employment taxes, on the amounts forgiven under the Promissory Note and an additional amount sufficient to cover all such taxes arising from the applicable Tax Indemnity Payment. The Tax Indemnity Payment attributable to the February 1, 2001 principal amount forgiven shall be made by GX on January 1, 2002, and the Tax Indemnity Payments attributable to the other principal amounts on shall be made by GX on the applicable forgiveness date. Executive hereby consents to any assignment of the Promissory Note in whole or in part to GX or any subsidiary thereof, but any such assignment shall be effective only if the assignee has hereby assumed (in the case of GX), or contemporaneously assumes, in writing, in form satisfactory to Executive, (in the case of any subsidiary of GX), the obligations to Executive set forth under this Section 3(g)(ii). Notwithstanding the preceding sentence, if the assigned obligations under this Section 3(g)(ii) are not completely and fully discharged, when due, or if the obligations are performed but are thereafter set aside for any reason, any such assignment shall be reversed and the original obligations to Executive of the preceding assignor(s) under this Section 3(g)(ii) shall be reinstated, as of the date the applicable obligations were originally created.



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                (h) WITHHOLDING. All payments required under this Agreement shall be made net of withholding for taxes and other amounts required by applicable laws, which shall be paid by the withholding agent to the applicable tax authorities within the time prescribed by law.

               4.     PERQUISITES AND BENEFITS.

                (a) GENERAL. Executive shall be eligible to participate in all GX benefits and Executive shall be treated in the same manner as, and shall be entitled to benefits and other perquisites no less favorable than those provided to, the most senior officers of GX.

                (b) RELOCATION. Prior to any relocation of Executive to New York/ New Jersey, GX shall lease an apartment in New York/New Jersey for Executive's use. In the event of Executive's relocation to New York/New Jersey, Executive shall receive relocation benefits as provided in GX's relocation policy, a copy of which is annexed hereto as Attachment "A" hereto and incorporated by reference.

               5.     VACATION.

                (a) Executive shall be entitled to four weeks of paid vacation per year. Executive shall not accrue more than four weeks paid vacation.

                (b) On termination of Executive's employment for whatever reason, Executive shall be entitled to accrued vacation pay through the date of termination.

               6.     EXPENSE REIMBURSEMENTS.

                Executive shall be reimbursed for reasonable business expenses incurred by Executive on behalf of GX, including, but not limited to, travel and entertainment expenses, in accordance with GX policies. Business travel shall be by first class air.

               7.     TERMINATION/RESIGNATION.

                Subject to the provisions below, Executive may be terminated by GX at any time, with or without cause. Executive may resign at any time for any reason.

                (a) DEATH OR DISABILITY. In the event Executive's employment is terminated by GX due to death of Executive or due to a disability which renders Executive unable to fulfill his duties on a full-time basis for more than 180 consecutive days (a "Disability"), then Executive or his estate shall receive
(i) Base Salary through the date of termination, (ii) any unpaid Annual Bonus relating to the year immediately prior to the year in which the Termination Date occurs, and a pro rata Annual Bonus (calculated by assuming that target level performance was attained) for the year of such termination, (iii) accrued but unused vacation, and (iv) reimbursement for unreimbursed business expenses incurred pursuant to Section 6 hereof (collectively, "Accrued Obligations"). In addition, (A) all unvested options to acquire shares of GX held by Executive on the date of such termination shall become immediately vested, and



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Executive or his successors, or Executive's estate, as applicable, shall have the right to exercise such options for 12 months from Executive's date of termination, or if shorter, for the balance of the unexpired term ("Full Option Vesting and Extended Exercise Rights"), (B) all remaining outstanding principal and accrued interest on the Promissory Note shall be forgiven effective as of the date of such termination ("Loan Forgiveness"), and (C) at the same time, GX shall pay Executive an additional amount sufficient to cover all foreign, federal, state and local taxes, including, without limitation, all income and employment taxes, on the amounts forgiven hereunder and an additional amount sufficient to cover all such taxes arising from the payments made pursuant to clause (B) and this clause (C) (the "Gross-Up Payment").

                (b) TERMINATION FOR CAUSE. Actions or omissions which will entitle GX to terminate Executive for cause ("Termination for Cause") shall be:

                        (i) conviction of a felony; or conviction of a crime of moral turpitude which causes serious economic injury or serious injury to GX's reputation; or

                        (ii) material breach of the Proprietary Information Agreement as described in Section 8 hereof; or

                        (iii) fraud or embezzlement; intentional misconduct or gross negligence which has caused serious and demonstrable injury to GX or its affiliates; or breach of Paragraph 9(g) or 9(h) of this Agreement; or

                        (iv) egregious performance or failure to perform Executive's duties as CEO of GX; provided that a failure to achieve performance objectives shall not by itself constitute grounds for Termination for Cause.

                Upon notice by GX to Executive that it is terminating Executive pursuant to a Termination for Cause, the "Termination Date" shall be the date on which such notice is mailed or hand-delivered, or as otherwise specified in the notice of termination, to Executive. Upon Termination for Cause, Executive shall be entitled to the Accrued Obligations (except that there shall be no pro rata payment of Annual Bonus for the year of termination) and, except as provided under the terms of the GX benefit plans, shall not be entitled to receive any further compensation or payments hereunder. All AX and GX Stock Options held by Executive shall be subject to the provisions of Executive's stock option agreements and applicable stock option plans.

                (c) TERMINATION OTHER THAN FOR CAUSE. Executive may be terminated by GX at any time and for any (or no) reason, upon the giving of notice by GX to Executive of termination other than a Termination for Cause (other than by reason of Executive's death or Disability). In such event, GX may, in the notice of termination, discharge Executive immediately or as of such future date, not to exceed one month, as GX may determine to be appropriate. In the event that Executive is terminated pursuant to this subsection, Executive shall receive (i) the Accrued Obligations; (ii) a lump-sum



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payment of 2 times the sum of Base Salary plus Annual Bonus (calculated by assuming that target level performance was attained); (iii) for a period of one year following the date of such termination (or until such earlier date as equivalent benefits are provided from other employment), continuation of benefits provided in accordance with Section 4 hereof; (iv) Full Option Vesting and Extended Exercise Rights; (v) Loan Forgiveness; and (vi) the Gross-Up Payment. If GX terminates Executive under this Section 7(c) but Executive's employment as CEO of AX is not terminated on or prior to the date thirty days after the date of such termination by GX, then (1) AX shall have no obligation in respect of the payments required to be made to Executive under this Section 7(c) and (2) the AX Employment Agreement shall thereafter continue in effect in accordance with its terms without giving further effect to any amendments to such agreement contained herein. If Executive's employment with AX is terminated within thirty days of the date of Executive's termination by GX, Executive shall retain all claims against AX under Section 8(a), 8(b), 8(c) or 8(d), as applicable, of the AX Employment Agreement; provided that any cash payments finally and irrevocably made by either GX or AX under this Section 7(c) shall relieve AX of a corresponding amount of cash payment obligations under such applicable section of the AX Employment Agreement.

                (d) RESIGNATION FOR GOOD REASON. The occurrence of any of the following events during the Term without his express written consent shall entitle Executive to resign for Good Reason ("Good Reason Event") during the
Term: (i) any material diminution in the nature or scope of Executive's authority, powers, functions, duties, positions or responsibilities from those provided under this Agreement, or the assignment of duties, responsibilities or reporting relationships that are inconsistent with his then positions or responsibilities under this Agreement (other than with respect to AX on or after a Transition Termination); (ii) without Executive's consent, relocation by more than 50 miles of Executive's office, or of GX's principal executive offices, from the principal executive office location established pursuant to Section 1(a) hereof; (iii) any material uncured breach by GX of this Agreement (including any failure to provide compensation when and as required hereunder, unless cured within 10 business days of such failure); (iv) failure of any successor of AX or GX to assume in writing all obligations imposed on the applicable assignor hereunder on or prior to the date of such succession, unless such assumption occurs by operation of law; (v) failure to appoint or elect or reelect Executive as GX CEO and Director; or (vi) GX notice of nonrenewal of this Agreement. For 60 days following the occurrence of a Good Reason Event, Executive shall have the right to deliver a notice of breach to GX detailing the specific Good Reason Event that has occurred. In the event that GX does not cure the breach, if susceptible of cure, within 60 days after receipt of notice, then Executive shall have 30 days to deliver notice of resignation. Upon such resignation, Executive shall receive the same payments and benefits as provided in Section 7(c) hereof. If Executive resigns under this Section 7(d) as a result of the acts or omissions of GX and not as a result of the acts or omissions of AX, then (1) AX shall have no obligation in respect of the payments required to be made to Executive under this Section 7(d) and (2) the AX Employment Agreement shall thereafter continue in effect in accordance with its terms without giving further effect to any amendments to such agreement contained herein. Notwithstanding the foregoing, if Executive's employment with AX is terminated within thirty days of Executive's resignation from GX, Executive shall retain all claims against AX under



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Section 8(a), 8(b), 8(c) or 8(d), as applicable, of the AX Employment Agreement;
provided that any cash payments finally and irrevocably made by either GX or AX under this Section 7(d) shall relieve AX of a corresponding amount of cash payment obligations under such applicable section of the AX Employment
Agreement.

                (e) RESIGNATION FROM BOARD. Upon termination of Executive's employment with GX for any reason, Executive shall resign as of the date of such termination from the Board and any affiliate board of directors (provided that Executive shall not be required to resign from the AX Board unless his employment with AX is terminated).

               8.     CONFIDENTIALITY AND PROPRIETARY INFORMATION.

                Executive shall comply in all respects with the terms and conditions of the Proprietary Information Agreement annexed hereto as Attachment "B" hereto and incorporated by reference.

               9.     MISCELLANEOUS.

                (a) NOTICES. Any notice or other communications provided for in this Agreement shall be in writing and deemed received upon receipt after delivery by certified mail, return receipt requested, or by hand as follows: (i) in the case of GX, to the Board of Directors of GX, Attention: Chairman, at GX's offices at 360 North Crescent Drive, Beverly Hills, CA 90210, or at such other address as shall be communicated in the manner provided herein and (ii) in the case of Executive, to Executive at GX's offices at Seven Giralda Farms, Madison, NJ 07940, Attention: Chief Executive Officer, with a simultaneous copy to Stephen Lindo, Esq. at Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019-6099, or to such other address as shall be communicated in the manner provided herein. An email copy shall also be provided to Executive at his regular corporate email address.

                (b) MODIFICATION/WAIVER. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the parties hereto. Any waiver or any breach of any provision hereof, or of any right or power by any party on one or more occasions shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

                (c) SEVERABILITY. Each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

                (d) BINDING EFFECT: SUCCESSORS. This Agreement shall inure to the benefit of and shall be binding upon GX and AX and their respective successors, assigns and legal representatives and Executive, his heirs and legal representatives. Executive



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may not assign, transfer, or otherwise dispose of this Agreement, or any of his other rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of GX and AX, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. GX and AX shall each be entitled to assign its respective obligations under this Agreement, without the prior written consent of Executive, (i) in connection with an arm's-length merger or consolidation of such party with another unaffiliated corporation or (ii) in connection with an arm's-length sale of all or substantially all of its assets or business operations to another person or entity, provided that such assignee expressly assumes all of the rights and obligations of such party hereunder. After any such assignment, this Agreement shall continue in full force and effect.

                (e) ENTIRE AGREEMENT. This Agreement, the AX Employment Agreement, as amended in the manner provided herein, and the other agreements referenced herein, set forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

                (f) CONTROLLING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws.

                (g) AUTHORITY. GX and AX represent that each has obtained all approvals, including Board and Compensation Committee approvals, required to enter into and perform its respective obligations under this Agreement and the AX Employment Agreement, as amended as provided herein and that no other agreements would prevent or conflict with GX or AX entering into this Agreement and amending the AX Employment Agreement as provided herein. Executive accepts and agrees to the provisions of this Agreement and the amendments of the AX Employment Agreement set forth herein, agrees that none of the provisions of this Agreement or obligations imposed upon him hereunder will be treated by him as a violation thereof, and represents that no other agreements to which he is a party would prevent or conflict with his entering into this Agreement and amending the AX Employment Agreement as provided herein.

                (h) NON-SOLICITATION. After the termination or resignation of Executive, Executive shall not, either directly or indirectly, expressly or impliedly, at any time during a period of two years following such termination or resignation, solicit or encourage in any manner whatsoever (i) the employment or engagement of, either for his own account or for any other person or entity, any person who is employed by GX or its affiliates, or (ii) the business of customers or clients of GX or its affiliates to a business competitive with GX or its affiliates.

                (i) BINDING ARBITRATION. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration



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Association (with the exception that there will be a panel of three arbitrators rather than a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Specific performance, injunctive relief and other remedies at law and equity shall be permitted to enforce the provisions hereof regarding confidentiality, non-solicitation, the conversion of AX Stock Options, the grant of GX Stock Options and "Change in Control." The costs of any such arbitration proceedings shall be borne equally by GX and Executive. No party shall be entitled to recover attorney's fees or costs expended in the course of such arbitration or enforcement of the award rendered thereunder. The location for the arbitration shall be New York City, New York.

                (j) INDEMNIFICATION. GX shall indemnify Executive to the fullest extent permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the terms of any indemnification agreement between GX and Executive, whichever affords the greatest protection to the Executive, and Executive shall be a named insured under and shall be entitled to the protection of all insurance policies GX may maintains generally for the benefit of its senior executive officers and directors (and to the extent GX maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer), against all costs, charges, expenses or liabilities whatsoever incurred or sustained by Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges, expenses or liabilities are incurred or sustained, in connection with any action, suit or proceeding to which Executive may be made a party by reason of his being or having been an officer or employee of GX or AX, or serving as a director, officer or employee of an affiliate of GX, at the request of GX. Executive's rights under this Section 9(j) shall continue without time limit for so long as he may be subject to any such liability, whether or not the Term may have ended.

                (k) LEGAL FEES. GX shall reimburse Executive for reasonable legal fees and costs incurred in the negotiation and preparation of this Agreement, up to a maximum of $15,000.

                (l) COUNTERPARTS. This Agreement may be executed in counterparts. Execution by facsimile shall be binding on the parties.

                (m) MITIGATION AND OFFSET. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment.



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

                IN WITNESS WHEREOF, GX, AX and Executive have executed this Agreement as of the day and year first above written.

GLOBAL CROSSING LTD.
A BERMUDA CORPORATION



BY: /s/ Gary Winnick                        BY: /s/ Lodwrick M. Cook
   -------------------------------             ---------------------------------
NAME: Gary Winnick                          NAME: Lodwrick M. Cook
TITLE: Chairman                             TITLE: Co-Chairman



ASIA GLOBAL CROSSING LTD.
A BERMUDA CORPORATION



BY: /s/ Gary Winnick                        BY: /s/ Lodwrick M. Cook
   -------------------------------             ---------------------------------
NAME: Gary Winnick                          NAME: Lodwrick M. Cook
TITLE: Chairman                             TITLE: Co-Chairman



AGREED AND ACCEPTED:


/s/ John J. Legere
   -------------------------------
John J. Legere



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